Exhibit 10.1

March 3, 2009

Stephen G. Sheehan
81 Wyman Street
Waltham, MA 02451

Dear Steve:

This letter confirms our arrangement regarding the termination of your employment with Thermo Fisher Scientific Inc. and any of its subsidiaries and affiliates (collectively, the “Company”). This letter agreement is provided to you pursuant to the Thermo Fisher Scientific Inc. Executive Severance Policy effective as of January 1, 2009. The benefits described below are contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement, and your written re-affirmation (by execution of the document attached hereto as Exhibit A) of the Release of Claims at the time of your termination of employment from the Company. Please note further that the benefits specified in paragraphs 2, 3, 6 and 8 below would increase pursuant to the terms of the Executive Change in Control Retention Agreement between you and the Company in the event that after the date hereof and prior to the Employment Termination Date, there is a “Change in Control” of the Company as defined in the Executive Severance Policy.

The following is our agreement related to the termination of your employment with the Company:

1.
Termination of Employment: Your employment with the Company will terminate on a date to be determined by the Chief Executive Officer of the Company (“Employment Termination Date”). You shall be provided at least ninety (90) days prior written notice of the Employment Termination Date. The Employment Termination Date shall be no earlier than November 9, 2009 and no later than January 2, 2010, unless an earlier or later Employment Termination Date is mutually agreed by you and the Company. During the period from the date of this Agreement until March 31, 2009, you shall continue to be paid your base salary at the rate in effect as of the date hereof, and during the period from April 1, 2009 until the Employment Termination Date, you will be paid your base salary at the rate of $368,500 per annum. During the period from the date hereof until the Employment Termination Date, you agree to perform such reasonable duties as are assigned to you by the Chief Executive Officer of the Company and to perform your obligations under this Agreement. You acknowledge that you will forfeit any and all payments that you would be entitled to under this Agreement in the event that you engage in any conduct that would entitle the Company to terminate you for “Cause” as that term is defined under the Executive Severance Policy.

2.
2008 and 2009 Bonuses: You will be entitled to receive a bonus in the amount of $244,621 for your performance in 2008, which bonus shall be payable at the same time in 2009 as bonuses to other executives of the Company are paid. With respect to your performance in 2009, you shall receive a bonus at the rate of your target bonus for 2009 ($202,675), which bonus shall be pro-rated for the number of days worked in 2009 prior to the Employment Termination Date. The 2009 bonus shall be payable at the same time in 2010 as bonuses to other executives of the Company are paid.

Mr. Stephen G. Sheehan
March 3, 2009

3.
Severance Payment: You will be entitled to receive severance of $856,762.50 (equivalent to 1.5 times (i) your annual base salary in effect at the Employment Termination Date ($368,500) and (ii) your target bonus in effect at the Employment Termination Date ($202,675)). In order to comply with Section 409A of the Internal Revenue Code, you will receive the severance payment on or shortly after the six month anniversary of the Employment Termination Date.

4.
Accrued Vacation: Payment of your accrued but unused vacation account will be made in a lump sum on your Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment Termination Date.

5.
Full Payment: You agree that all payments provided to you under this Agreement are in complete satisfaction of any and all amounts due to you from the Company through the Employment Termination Date. You agree to reimburse the Company for all personal expenses due and owing to the Company as of the Employment Termination Date.

6.
Employee Benefit Programs: Your participation in all employee benefit programs of the Company will cease in accordance with the terms of those programs. For example, your medical and dental coverage and your eligibility for long term disability (LTD) will cease on the Employment Termination Date. All life insurance benefits will cease eighteen (18) months after the Employment Termination Date. Your access to the Employee Assistance Plan (EAP) will continue for sixty (60) days from the Employment Termination Date. Pursuant to the Thermo Fisher Scientific Inc. Executive Severance Policy, you and your family will continue to receive under COBRA medical and dental benefits that are substantially equivalent to the benefits that you and your family received immediately prior to the Employment Termination Date. Pursuant to COBRA, you will be billed the premium costs for these benefits by the Company’s COBRA administrator on a monthly basis and the Company will reimburse you the same portion of premiums that it pays for active employees with the same coverage, for the 18 months after the Employment Termination Date. Your entitlement to any type of the aforementioned medical, dental or life insurance benefits will terminate if within 18 months of the Employment Termination Date you become reemployed with another employer and you become eligible to receive from your new employer medical, dental or life insurance benefits, respectively, on terms at least as favorable as those you currently receive. You will receive information regarding your medical, dental and life insurance benefits directly from the Company’s COBRA administrator.

7.
401(k) Plan: Under the rules of the Company’s 401(k) plan, your active participation in the plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

8.
Stock Options and Restricted Stock Awards: Schedule 1 attached hereto lists all of your unexercised options to purchase shares of Common Stock of the Company as of the date hereof. After the Employment Termination Date, any unexercised options will continue to be exercisable by you until the dates indicated on the attached Schedule 1. Any options not exercised on or before the dates indicated on Schedule 1 will expire and be canceled, and you will have no further rights with respect to such options. In accordance with the terms of the Thermo Fisher Scientific Inc. Equity Incentive Plans, any restricted stock awards that you received prior to the date hereof and that are not vested as of the Employment Termination Date will be forfeited on the Employment Termination Date. Please consult the Thermo Corporate Stock Options Department if you have any questions.

Mr. Stephen G. Sheehan
March 3, 2009

9.
Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

10.
Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including, without limitation, equipment and files in your possession or control, on or before the Employment Termination Date. Further, you agree that on and after the date hereof you will not for any purpose attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.

11.
Outplacement Services: Pursuant to the Thermo Fisher Scientific Inc. Executive Severance Policy, you will be entitled to utilize until twelve months after the Employment Termination Date, at no cost to you, the services of an outplacement firm selected by you, up to a maximum charge of $20,000 for such services.

12.
Deferred Compensation Plan: Under the rules of the Company’s Deferred Compensation Plan, your active participation in the plan shall end on the Employment Termination Date. Your account balances in the plan shall be distributed in accordance with the elections that you have previously made under the plan.

13.
Release: In exchange for the payments under this agreement, you hereby irrevocably and unconditionally waive, release, acquit and forever discharge the Company and each of its respective current, former or future officers, directors, employees, agents, representatives, shareholders and legal predecessors and successors, from any and all claims, liabilities, damages, actions, causes of action and suits, whether known or unknown, which you now have, own or hold, or claim to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which you at any time hereafter may have, own or hold, or claim to have owned or held against them, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this agreement, including without limitation those based upon or arising out of the termination of your employment and other relationships with the Company,  your compensation while employed by the Company, your stock options or any terms thereof or relating thereto and any of the Company’s policies, procedures or requirements. This release includes, but is not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or other federal, state or local laws prohibiting such discrimination or under any other federal, state or local employment laws.

YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND EACH OF ITS RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, LEGAL PREDECESSORS AND SUCCESSORS, BY SIGNING THIS RELEASE. YOU FURTHER UNDERSTAND THAT YOU MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT YOU MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER YOU SIGN IT, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THE 7-DAY REVOCATION PERIOD HAS PASSED WITHOUT REVOCATION. YOU FULLY UNDERSTAND YOUR RIGHT TO TAKE 21 DAYS TO

Mr. Stephen G. Sheehan
March 3, 2009

CONSIDER SIGNING THIS RELEASE AND, AFTER HAVING SUFFICIENT TIME TO CONSIDER YOUR OPTIONS, YOU HEREBY WAIVE YOUR RIGHT TO TAKE THE FULL 21-DAY PERIOD. YOU ACKNOWLEDGE THAT YOU ARE SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED IN THIS AGREEMENT.

14.
Non-Disparagement: You agree that you will continue to support and promote the interests of the Company and that you will not criticize, disparage, defame or in any way comment negatively to anyone about the Company or any of the people or organizations connected with it, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of the Company and any of the organizations or people connected with it. The Company agrees that it will not criticize, disparage, defame or in any way comment negatively to anyone about you.

15.
Confidentiality: You agree that the terms of this letter agreement shall be maintained as confidential by you and your agents and representatives, and shall not be disclosed to any other third party except to the extent required by law.

16.
Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

17.
Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and agrees that neither you nor the Company will at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

18.
Confidentiality/Noncompete Agreements: You agree to comply with the terms of any agreement that you have previously signed relating to the confidentiality of Company proprietary information and inventions as well as any agreement relating to your post-termination noncompete obligations. A copy of such agreement(s) is attached hereto as Exhibit B.

19.
Entire Agreement: This letter, and your Executive Severance Agreement contain the entire agreement between you and the Company and supersede all prior and contemporaneous agreements, communications and understandings, whether written or oral, relating to the subject matter of this letter, except that the Company Information and Invention Agreement shall survive in accordance with its terms. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

20.
Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

21.
Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other parties may have under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses.

Mr. Stephen G. Sheehan
March 3, 2009

22.
Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that your obligations are personal and may not be assigned.

23.	Amendment: This Agreement may be amended or modified only by a written instrument executed by you and the Company.

24.
Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally binding agreement between you and the Company on the basis set forth above.

25.
Expiration of Offer: The offer made by the Company pursuant to this letter shall be null and void if it is not accepted in writing by you on or before the expiration of the 21-day period described in paragraph 13.

Date Received by Addressee:  March 3, 2009

                    THERMO FISHER SCIENTIFIC INC.

                    By: /s/ Seth H. Hoogasian
                                                                                       Senior Vice President, General Counsel and
                           Secretary

Accepted and Agreed to:

/s/ Stephen G. Sheehan
Stephen G. Sheehan

March 12, 2009
Date Accepted

Schedule 1*

Dated	Exp. Date	Grant Price	Shares Outstanding	New Expiration dates
02/27/2006	02/27/2013	$34.86	40,000	3 months after Employment Termination Date
11/09/2006	11/09/2013	$43.37	23,040	3 months after Employment Termination Date
11/09/2006	11/09/2013	$43.37	11,520**	3 months after Employment Termination Date
		Total:	74,560

*In the event of a “Change in Control” of the Company (as defined in the Company’s equity incentive plans) prior to the Employment Termination Date, the amount of shares exercisable in the table above would increase as a result of accelerated vesting in accordance with the terms of the Company’s equity incentive plans.

**These options are scheduled to vest on November 9, 2009. In the event that the Employment Termination Date is earlier than November 9, 2009 (for example, by mutual agreement of you and the Company), these options would not vest and would be forfeited on the Employment Termination Date.

Exhibit A

I hereby reaffirm in its entirety the provisions of the Separation Agreement with the Company dated March 3, 2009 signed by me including, without limitation, the release of claims contained in Section 13 of the Separation Agreement.

By: /s/ Stephen G. Sheehan
       Stephen G. Sheehan

Date: March 12, 2009

Exhibit B

Form of Officer Non-Competition Agreement